Exhibit 5.10

[Letterhead of Jones & Smith Law Firm, LLC]

July 12, 2016

Omega Healthcare Investors, Inc.

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

Re:	Offering of 4.375% Senior Notes Due 2023

Ladies and Gentlemen:

We have served as special New Mexico counsel to the New Mexico companies listed on Schedule I attached to this letter (collectively, the “New Mexico Guarantors,” each, a “New Mexico Guarantor”) in connection with the sale to the several underwriters named in the Underwriting Agreement (as defined below) by Omega Healthcare Investors, Inc., a Maryland corporation (the “Parent”), of $700,000,000 aggregate principal amount of 4.375% Senior Notes due 2023 (the “Notes”) and the guarantee of the Notes by the Guarantors (as defined below) (the “Guarantees,” and together with the Notes, the “Securities”), in each case, pursuant to the terms of that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of June 30, 2016, by and among the Parent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Agricole Securities (USA) Inc., on behalf of themselves and as the representatives of the several underwriters named on Schedule 1 thereto and the subsidiary guarantors a party thereto (the “Guarantors”). The Securities are being issued pursuant to the Indenture, dated as of July 12, 2016 (the “Indenture”), between the Parent, the Guarantors and U.S. Bank National Association, as trustee.

We have been engaged solely for the purpose of rendering the opinions stated in this letter pursuant to New Mexico law with respect to the New Mexico Guarantors. We do not routinely act as counsel to the New Mexico Guarantors, and our knowledge of the New Mexico Guarantors’ business, records, transactions and activities is limited to our review of the Reviewed Documents (as defined below). We have not been involved in the negotiation, preparation, or execution of the Reviewed Documents or any of the related agreements executed or delivered in connection with the Reviewed Documents.

In connection with issuing the opinions stated in this letter, we have reviewed, to the extent we determined necessary for the issuance of the opinions, either originals or copies of the following documents:

Omega Healthcare Investors, Inc.

July 12, 2016

(1)	The automatic shelf registration statement on Form S-3 (File No. 333-208710) (the “Original Registration Statement”) covering the Securities, filed by the Parent and the additional subsidiary guarantor registrants named therein with the Commission on December 22, 2015 under the Securities Act of 1933, as amended (the “Securities Act”), as amended by that certain Post-Effective Amendment filed with the Commission on June 30, 2016 (as so amended, the “Registration Statement”);

(2)	the Underwriting Agreement;

(3)	the form of the Indenture;

(4)	the form of Notes attached as Exhibit A to the Indenture;

(5)	the form of Guarantee attached as Exhibit C to the Indenture;

(6)	the prospectus dated December 22, 2015 (the "Base Prospectus") as supplemented by the Prospectus dated June 30, 2016 related to the Securities (together, the "Prospectus");

(7)	the articles of organization and operating agreement, including any amendment or restatement thereof, of each New Mexico Guarantor in effect on the date of this letter, as certified by the applicable Secretary, Assistant Secretary or other appropriate officer or representative of each New Mexico Guarantor, dated as of the date hereof;

(8)	a Certificate of Secretary of Registrant Guarantors, including each of the New Mexico Guarantors, dated as of the date hereof, certifying as to resolutions authorizing and relating to the transactions referred to herein and the incumbency of such officer or officers;

(9)	a Certificate of Comparison, with attached copies of the Certificate of Organization and Articles of Organization, and any amendments thereto, for each New Mexico Guarantor issued by the Office of the Secretary of State of New Mexico on June 28, 2016; and

(10)	a Certificate of Good Standing and Compliance for each New Mexico Guarantor issued by the Office of the Secretary of State of New Mexico on June 27, 2016.

The documents referenced as items (1) through (5) above are collectively referred to as the “Transaction Documents.” The documents referenced as items (1) through (10) above are collectively referred to as the “Reviewed Documents.” We have not reviewed any other documents other than the Reviewed Documents for the purpose of rendering this opinion. In particular, we have not reviewed any document (other than the Reviewed Documents) that is

Omega Healthcare Investors, Inc.

July 12, 2016

referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated in this letter. We have conducted no independent factual investigation of our own but rather have relied solely on the Reviewed Documents, the statements and information stated in the Reviewed Documents, and the additional matters recited or assumed in the Reviewed Documents, all of which we have assumed to be true, complete and accurate in all material respects.

We have, with your permission, assumed that certificates of public officials dated earlier than the date of this opinion letter remain accurate from such earlier dates through and including the date of this opinion letter.

In our examination of the Reviewed Documents, we have assumed, with your permission, the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or government authority or regulatory body, the authenticity of the originals of such latter documents, and the accuracy and completeness of all documents reviewed by us in connection with providing the opinions stated in this letter. If any document that we examined in printed, word processed or similar form has been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, then we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied, without independent investigation as to matters of fact, on statements of governmental officials and on representations made in or pursuant to certificates and statements of appropriate representatives of the Parent and the New Mexico Guarantors.

Based on the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions stated in this letter, we are of the opinion that:

(1)	Each of the New Mexico Guarantors is a limited liability company, duly organized and validly existing in good standing under the laws of the state of New Mexico;

(2)	Each of the New Mexico Guarantors has all necessary limited liability company power and authority to execute and deliver the Indenture and Guarantee, and to perform its obligations thereunder; and

(3)	The execution and delivery by each of the New Mexico Guarantors of the Indenture and Guarantee, and the performance by each of the New Mexico Guarantors of its obligations thereunder, have been duly authorized by all necessary limited liability company action on the part of such New Mexico Guarantor.

Omega Healthcare Investors, Inc.

July 12, 2016

In addition to the assumptions, comments, qualifications, limitations and exceptions stated above, the opinions stated in this letter are further limited by, subject to and based on the following assumptions, comments, qualifications, limitations and exceptions:

(a) Our opinions stated in this letter are based on only the applicable New Mexico state law as of the date of this letter, and we hereby disclaim any opinion as to the application or impact of the laws of any jurisdiction other than the laws of the state of New Mexico. We specifically express no opinion as to any federal laws, rules or regulations or New Mexico state or local, laws, rules, or regulations pertaining to: securities and blue sky laws; taxes; banking; financial institutions; insurance companies; and investment companies;

(b) The opinions stated in this letter are made as of the date of this letter and are subject to, and may be limited by, future changes in the factual matters stated in this letter, and we undertake no duty to advise you of the same;

(c) The opinions stated in this letter are based on the law in effect (and published or otherwise generally available) on the date of this letter, and we assume no obligation to revise or supplement this opinion letter if such law is changed by legislative action, judicial decision or otherwise; and

(d) We express no opinion as to the enforceability of the Transaction Documents.

We do not render any opinions except as expressly stated in this letter, and no other opinions may be implied or inferred. The opinions stated in this letter are provided to you as legal opinions only, and not as a guaranty or warranty of the matters discussed in this letter. We hereby consent to the filing of this opinion letter as an exhibit to the Parent’s Current Report on Form 8-K. We also consent to your filing a copy of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

JONES & SMITH LAW FIRM, LLC

By	/s/ Donald L. Jones
Donald L. Jones

SCHEDULE I

New Mexico Guarantors

Alamogordo Aviv, L.L.C.

Clayton Associates, L.L.C.

N.M. Bloomfield Three Plus One Limited Company

N.M. Espanola Three Plus One Limited Company

N.M. Lordsburg Three Plus One Limited Company

N.M. Silver City Three Plus One Limited Company

Raton Property Limited Company